Exhibit 99 (13)


For Further Information:

Howard N. Feist
Chief Financial Officer
(781) 237-6655



                 AMERICAN BILTRITE REPORTS THIRD QUARTER RESULTS


            WELLESLEY HILLS, MA, NOVEMBER 9, 2006 - American Biltrite Inc. (AMEX:ABL) reported its results for the third quarter of 2006 today. Net sales for the three months ended September 30, 2006 were $108.5 million, down 5.0% from $114.2 million in the third quarter of 2005. The net loss for the three months ended September 30, 2006 was $852 thousand or $.25 per share (basic and diluted) compared with net income of $1.0 million or $.30 per share (basic and $.29 per share diluted) in the third quarter of 2005. Included in the net loss for the three months ended September 30, 2006 is $860 thousand in other expense for early extinguishment of debt. For the nine months ended September 30, 2006, American Biltrite's net income was $650 thousand, or $.18 per share (basic and diluted), on sales of $337.7 million, compared with a net loss of $13.1 million, or $3.80 per share (basic and diluted), on sales of $331.1 million for the same period last year. The net loss for the nine months ended September 30, 2005 included a $15.5 million charge by its 55% owned consolidated subsidiary Congoleum Corporation (AMEX:CGM) for asbestos-related reorganization costs and a gain of $887 thousand (net of taxes and non-controlling interest) on the sale of a warehouse.

            Roger S. Marcus, Chairman of the Board, commented "Our manufacturing operations all felt the effect of a slowing housing economy in the third quarter. Sales at the tape division in the third quarter of 2006 increased over year earlier levels due to selling price increases, but these increases did not fully compensate for higher raw material and energy costs, and the division was marginally unprofitable for the quarter. The Canadian division's sales decreased slightly in the third quarter over year earlier levels, but the division's loss for the quarter narrowed considerably from the loss for the same period last year, reflecting the results of its cost reductions and turnaround efforts. The jewelry business reported significantly lower sales and income for the quarter from prior year levels, with the majority of the decline resulting from the effect of the consolidation of two major department store chains. Congoleum's third quarter sales were below year ago levels and the business swung to a modest loss due to soft demand and the impact of a fire that temporarily disrupted production."

                             AMERICAN BILTRITE INC.

                   RESULTS FOR THE THREE AND NINE MONTHS ENDED
                           SEPTEMBER 30, 2006 AND 2005
                   ($000, except share and per share amounts)

                                                       Three Months Ended                 Nine Months Ended
                                                          September 30,                     September 30,
                                                      2006             2005             2006             2005
                                                  -----------      -----------      -----------      -----------

Net sales                                         $   108,474      $   114,152      $   337,660      $   331,118

Cost of products sold                                  81,575           85,841          253,218          246,630
Selling, general & administrative
   expenses                                            24,223           23,938           73,790           88,428
                                                  -----------      -----------      -----------      -----------

Income (loss) from operations                           2,676            4,373           10,652           (3,940)

Interest and other expense, net                         4,068            2,733           10,024            6,870
(Benefit from) provision for
   income taxes                                          (555)             481              (76)           1,436
Noncontrolling interest                                   (21)             (71)             (34)            (632)
                                                  -----------      -----------      -----------      -----------

(Loss) income from continuing
   operations                                            (858)           1,088              670          (12,878)
Discontinued operation                                      6              (80)             (20)            (193)
                                                  -----------      -----------      -----------      -----------

Net (loss) income                                 $      (852)     $     1,008      $       650      $   (13,071)
                                                  ===========      ===========      ===========      ===========

Basic earnings per share:
(Loss) income per common share
   from continuing operations                     $     (0.25)     $      0.32      $      0.19      $     (3.74)
Discontinued operation                                     --            (0.02)           (0.01)           (0.06)
                                                  -----------      -----------      -----------      -----------

Net (loss) income per share                       $     (0.25)     $      0.30      $      0.18      $     (3.80)
                                                  ===========      ===========      ===========      ===========

Diluted earnings per share:
(Loss) income per common share
   from continuing operations                     $     (0.25)     $      0.31      $      0.19      $     (3.74)
Discontinued operation                                     --            (0.02)           (0.01)           (0.06)
                                                  -----------      -----------      -----------      -----------

Net (loss) income per share                       $     (0.25)     $      0.29      $      0.18      $     (3.80)
                                                  ===========      ===========      ===========      ===========

Weighted average number of
   common and equivalent shares
   outstanding
     Basic                                          3,441,551        3,441,551        3,441,551        3,441,551
     Diluted                                        3,441,551        3,475,154        3,460,429        3,441,551

                             AMERICAN BILTRITE INC.

                   RESULTS FOR THE THREE AND NINE MONTHS ENDED
                           SEPTEMBER 30, 2006 AND 2005
                                   BY SEGMENT
                                     ($000)

                                                  Three Months Ended           Nine Months Ended
                                                     September 30,               September 30,
                                                  2006         2005           2006         2005
                                               ---------    ---------      ---------    ---------

Revenues from external customers

Flooring products                              $  57,460    $  60,494      $ 173,440    $ 176,232
Tape products                                     25,058       24,043         79,768       71,873
Jewelry                                           13,574       16,907         43,582       46,583
Canadian division                                 12,382       12,708         40,870       36,430
                                               ---------    ---------      ---------    ---------

Total revenues from external customers         $ 108,474    $ 114,152      $ 337,660    $ 331,118
                                               =========    =========      =========    =========


Segment (loss) profit before taxes

Flooring products                              $    (518)   $     325      $     435    $ (14,625)
Tape products                                        (17)         600          1,250        1,522
Jewelry                                              350        1,531            232        1,859
Canadian division                                   (240)        (445)           435       (1,042)
Corporate (expense) income                          (967)        (371)        (1,724)       1,476
                                               ---------    ---------      ---------    ---------

Total (loss) profit                            $  (1,392)   $   1,640      $     628    $ (10,810)
                                               =========    =========      =========    =========

Corporate other expenses for the three and nine months ended September 30, 2006 include a charge of $860 thousand for early extinguishment of debt. Corporate expenses for the nine months ended September 30, 2005 include a gain of $2.3 million from the sale of a warehouse during the first quarter of 2005. The Flooring division's loss for the nine months ended September 30, 2005 includes a $15.5 million charge by Congoleum to increase its reserves for asbestos related reorganization costs.